As filed with the Securities and Exchange Commission on May 11, 2018

Registration No. 333-222662

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

ON FORM S-8 TO

FORM S-4

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

MCDERMOTT INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Republic of Panama	3443	72-0593134
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

4424 West Sam Houston Parkway North

Houston, Texas 77041

(281) 870-5000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Chicago Bridge & Iron 2008 Long-Term Incentive Plan

2009 Amendment to the Chicago Bridge & Iron 2008 Long-Term Incentive Plan

The Shaw Group Inc. 2008 Omnibus Incentive Plan

Chicago Bridge & Iron Company N.V. Supervisory Board of Directors Fee Payment Plan

(Full title of the plans)

John M. Freeman

Senior Vice President,

General Counsel & Corporate Secretary

McDermott International, Inc.

4424 West Sam Houston Parkway North

Houston, Texas 77041

(281) 870-5000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Ted W. Paris

James H. Mayor

Travis J. Wofford

Baker Botts L.L.P.

910 Louisiana Street

Houston, Texas 77002

(713) 229-1234

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act			☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, par value $1.00 per share	5,974,810	N/A	N/A	N/A

(1)	This Post-Effective Amendment No. 1 covers up to 5,974,810 shares of common stock of McDermott International, Inc. (“McDermott”) issuable by McDermott with respect to certain equity-based awards outstanding under the Chicago Bridge & Iron 2008 Long-Term Incentive Plan, as amended, the 2009 Amendment to the Chicago Bridge & Iron 2008 Long-Term Incentive Plan, The Shaw Group Inc. 2008 Omnibus Incentive Plan, as amended and the Chicago Bridge & Iron Company N.V. Supervisory Board of Directors Fee Payment Plan (collectively, the “Plans”), originally registered on McDermott’s Registration Statement on Form S-4 (File No. 333-222662), as amended, initially filed with the Securities and Exchange Commission (the “Commission”) on January 24, 2018 (the “Registration Statement”). The proposed maximum offering price was calculated and the fee was previously paid in connection with the filing with the Commission of the Registration Statement.
(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “1933 Act”), this Registration Statement shall be deemed to cover an indeterminate number of additional shares that may become issuable as a result of stock splits, stock dividends or similar transactions pursuant to the anti-dilution provisions of the Plans.

EXPLANATORY NOTE

McDermott International, Inc. (“McDermott”) hereby amends its Registration Statement on Form S-4 (Registration No. 333-222662), which was filed on January 24, 2018, as subsequently amended, and was declared effective on March 29, 2018 (the “Registration Statement”), by filing this Post-Effective Amendment No. 1 on Form S-8 relating to up to 5,974,810 shares of McDermott’s common stock, par value $1.00 per share per share (“McDermott Common Stock”), issuable by McDermott upon the exercise of stock options, restricted stock units and deferred stock units granted under the the Chicago Bridge & Iron 2008 Long-Term Incentive Plan, the 2009 Amendment to the Chicago Bridge & Iron 2008 Long-Term Incentive Plan, The Shaw Group Inc. 2008 Omnibus Incentive Plan and the Supervisory Board of Directors Fee Payment Plan (collectively, the “Plans”).

On May 10, 2018, McDermott and Chicago Bridge & Iron Company N.V., a public company with limited liability incorporated under the laws of the Netherlands (“CB&I”) consummated a series of transactions (the “Combination”) contemplated by, and in accordance with, the Business Combination Agreement dated as of December 18, 2017 to which McDermott, Chicago Bridge & Iron Company N.V. (“CB&I”) and their respective subsidiaries are parties (as amended, the “Business Combination Agreement”). As a result of the Combination, CB&I became an indirect wholly owned subsidiary of McDermott.

Pursuant to the Business Combination Agreement, all outstanding options to purchase shares of CB&I common stock, par value EUR 0.01 per share (“CB&I Common Stock”), were converted into options to purchase shares of McDermott Common Stock with the duration and terms of such converted options to remain generally the same as the original CB&I option. The number of shares of McDermott Common Stock subject to each option is determined by multiplying the number of shares of CB&I Common Stock subject to the original CB&I option by the 0.82407 exchange ratio (the “Exchange Offer Ratio”), rounded down to the nearest whole share. The option exercise price per share of McDermott Common Stock is equal to the option exercise price per share of CB&I Common Stock under the original CB&I option divided by the Exchange Offer Ratio rounded up to the nearest whole cent. In addition, on May 10, 2018: (1) each outstanding restricted stock unit award granted by CB&I (“CB&I Restricted Stock Unit Award”) that is held by a non-employee member of the CB&I Supervisory Board (whether or not vested); (2) each vested CB&I Restricted Stock Unit Award held by a member of a specific group of executive officers of CB&I that has not been settled; (3) each CB&I Restricted Stock Unit Award that vests in accordance with its terms as a result of the Combination; and (4) each vested share of CB&I Common Stock deferred pursuant to any CB&I equity compensation plan, will, in each case, be converted into a right to receive (a) a number of shares of McDermott Common Stock equal to the product of (i) the number of shares of CB&I Common Stock subject to the original CB&I award and (ii) the Exchange Offer Ratio, rounded to the nearest whole number of shares, plus (b) cash in an amount equal to any dividend equivalents associated with the CB&I Restricted Stock Unit Award at that time, subject to applicable withholding taxes. Further, on May 10, 2018, each CB&I Restricted Stock Unit Award (1) granted on or after December 18, 2017 or (2) not described in the preceding sentence, will in each case, be converted into a restricted stock unit award with respect to McDermott Common Stock with the vesting and terms of such converted restricted stock units to remain generally the same as the original CB&I Restricted Stock Unit Award and with the number of restricted stock units determined by multiplying the number of shares of CB&I Common Stock subject to the original CB&I Restricted Stock Unit Award by the Exchange Offer Ratio, rounded to the nearest whole share.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the employee benefit plan information required by Item 1 of Form S-8 and the statement of availability of registrant information and any other information required by Item 2 of Form S-8 will be sent or given to participants under the plan as specified by Rule 428 under the 1933 Act. In accordance with Rule 428 of the 1933 Act and the requirements of Part I of Form S-8, such documents are not being filed with the Commission either as a part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the 1933 Act. McDermott will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, McDermott will furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

This Registration Statement incorporates herein by reference the following documents, which have been filed with the Commission by the Registrant (SEC File No. 001-08430) pursuant to the 1933 Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

•	McDermott’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017;

•	McDermott’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2018;

•	McDermott’s Current Reports on Form 8-K filed with the SEC on January 8, 2018, January 24, 2018, February 21, 2018, March 7, 2018, March 9, 2018, March 21, 2018, March 22, 2018, March 29, 2018, April 5, 2018, April 9, 2018, April 12, 2018, April 18, 2018, April 24, 2018, May 2, 2018 and May 10, 2018; and

•	The description of McDermott’s common stock, par value $1.00 per share, contained in McDermott’s Registration Statement on Form 8-A dated December 7, 1982 filed with the Commission, as amended by Form 8-A/A filed with the Commission on December 11, 2001.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the respective date of filing of such documents (other than current reports furnished under Item 2.02 and Item 7.01 of Form 8-K).

Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed amendment or supplement to this Registration Statement or in any document that is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Not Applicable.

Item 6.	Indemnification of Directors and Officers.

Panama Law

Under the Civil Code of the Republic of Panama (the “PCC”), an agent is indemnified against liability incurred in acting without fault or imprudence on behalf of the agent’s principal. It is the opinion of Arias, Fabrega & Fabrega, McDermott’s Panamanian counsel (“Panamanian Counsel”), that this provision would apply to indemnify directors and officers against liability incurred in connection with the performance of their duties. According to Panamanian Counsel, Panamanian law does not recognize the concept of actions brought by stockholders in the right of the corporation against directors or officers (i.e., derivative actions). Directors can be held liable to the corporation or stockholders only on demand made by resolution of the stockholders, which McDermott believes is difficult to achieve in a public company.

By-Laws of McDermott

Article VI of the Amended and Restated By-laws of McDermott provides for the indemnification of officers and directors as follows:

ARTICLE VI – INDEMNIFICATION

Section 1. Each person (and the heirs, executors and administrators of such person) who is or was a director and/or officer of the Company, whether elected or appointed (each such person being an “Indemnitee”), shall in accordance with Section 2 of this Article VI be indemnified and held harmless by the Company to the fullest extent permitted by applicable law in effect on the date of amendment and restatement of these By-Laws, and to such greater extent as applicable law may thereafter permit, including against any and all losses, liabilities, costs, damages and reasonable expenses that may be paid or incurred by such Indemnitee in connection with or resulting from any actual or threatened claim, action, suit or proceeding (whether brought by or in the right of the Company or otherwise), civil, criminal, administrative or investigative, or in connection with an appeal relating thereto, in which such Indemnitee may become involved, as a party or otherwise, by reason of such Indemnitee being or having been a director or officer of the Company or, if such Indemnitee shall be serving or shall have served in such capacity at the request of the Company, as a director, officer, employee or agent of another corporation or any partnership, joint venture, trust or other entity whether or not such Indemnitee continues to be such at the time such liability or expense shall have been paid or incurred, provided such Indemnitee acted, in good faith, in a manner he or she reasonably believed to be in or not opposed to the best interest of the Company and in addition, in criminal actions or proceedings, had no reasonable cause to believe that his or her conduct was unlawful. As used in this ARTICLE VI, the terms, “liability” and “expense” shall include, but shall not be limited to, counsel fees and disbursements and amounts of judgments, fines or penalties against, and amounts paid in settlement by, such director or officer. The termination of any actual or threatened claim, action, suit or proceeding, civil, criminal, administrative, or investigative, by judgment, settlement (whether with or without court approval), conviction or upon a plea of guilty or nolo contendere, or its equivalent, shall not create a presumption that such Indemnitee did not meet the standards of conduct set forth in this Section 1.

Section 2. Every Indemnitee shall be entitled to indemnification under Section 1 of this ARTICLE VI with respect to any claim, action, suit or proceeding of the character described in such Section 1 in which he or she may become in any way involved as set forth in such Section 1, if (i) he or she has been wholly successful on the merits or otherwise in respect thereof, or (ii) the Board of Directors acting by a majority vote of a quorum consisting of directors who are not parties to (or who have been wholly successful with respect to) such claim, action, suit or proceeding, finds that such Indemnitee has met the standards of conduct set forth in such Section 1 with respect thereto, or (iii) a court determines that he or she has met such standards with respect thereto, or (iv) independent legal counsel (who may be the regular counsel of the Company) deliver to the Company their written advice that, in their opinion, he or she has met such standards with respect thereto.

Section 3. For every such Indemnitee who has become or been threatened to become, a party to any actual or threatened claim, action, suit or proceeding of any kind that might give right to such Indemnitee to indemnification under Section 1 of this Article VI (each, a “Matter”), the Company will advance all expenses reasonably incurred by or on behalf of that Indemnitee in connection with that Matter, provided that that Indemnitee shall have delivered an undertaking by or on behalf of that person to repay to the Company any expenses so advanced if it is ultimately determined that that Indemnitee is not entitled to be indemnified by the Company under that Section 1 in respect of those expenses. The Company will accept any such undertaking of any such Indemnitee without regard to the financial ability of such Indemnitee to make such payment. Notwithstanding the foregoing, this Section 3 will not require the Company to advance expenses with respect to any Matter initiated by or on behalf of any such Indemnitee against the Company or any of its subsidiaries, whether as an initial action or by counter or similar claim, without the prior approval of the Board of Directors. The provisions of this Section 3 shall inure to the benefit of the heirs, executors and administrators of any person entitled to the benefits of this Section 3. No amendment to this Section 3, directly or by amendment to any other provision of these By-Laws, shall have any retroactive effect with respect to any Matter arising from or based on any act or omission to act by any person which occurs prior to the effectiveness of that amendment.

Section 4. The Company, by adoption of a resolution of the Board of Directors, may indemnify and advance expenses to a person who is an employee, agent or fiduciary of the Company including any such person who is or was serving at the request of the Company as a director, officer, employee, agent or fiduciary of any other corporation or any partnership, joint venture, trust or other entity to the same extent and subject to the same conditions under which it may indemnity and advance expenses to an Indemnitee under this ARTICLE VI.

Section 5. The rights of indemnification under this ARTICLE VI shall be in addition to any rights to which any such Indemnitee may otherwise be entitled by contract or as a matter of law.

Section 6. If any provision or provisions of this ARTICLE VI shall be held to be invalid, illegal or unenforceable for any reason whatsoever, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby; and, to the fullest extent possible, the provisions of this ARTICLE VI shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

Amended and Restated Articles of Incorporation of McDermott

Additionally, McDermott’s Amended and Restated Articles of Incorporation contain a provision that eliminates the personal liability of each director to the Company or its stockholders for monetary damages for breach of the director’s fiduciary duty as a director, except for liability for (i) any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payment of dividends or an unlawful stock purchase or redemption or (iv) any transaction from which that director derived an improper personal benefit. As a result, stockholders may be unable to recover monetary damages against directors for negligent or grossly negligent acts or omissions in violation of their duty of care.

Indemnification Arrangements and Insurance

McDermott maintains insurance policies under which its directors and officers are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers.

Agreements McDermott may enter into with underwriters, dealers and agents who participate in the distribution of securities of McDermott may contain provisions relating to the indemnification of McDermott’s officers and directors.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

Exhibit No.	Description

3.1	McDermott International, Inc.’s Amended and Restated Articles of Incorporation, as amended.

3.2*	McDermott International, Inc.’s Amended and Restated By-laws (incorporated by reference herein to Exhibit 3.2 to McDermott International, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014 (file No. 1-08430)).

4.1*	Specimen of Common Stock certificate (incorporated by reference herein to Exhibit 3.1 to McDermott International, Inc.’s Annual Report on Form 10-K for the fiscal year ended March 31, 1995 (File No. 1-08430)).(P)

5.1*	Opinion of Arias, Fabrega & Fabrega, as to the legality of the McDermott Common Stock (incorporated by reference herein to Exhibit 5.1 to McDermott International, Inc.’s Form S-4 previously filed on January 24, 2018).

10.1*	The Chicago Bridge & Iron 2008 Long-Term Incentive Plan As Amended May 8, 2008 (incorporated by reference to Annex B to CB&I’s 2008 Definitive Proxy Statement filed with the SEC on April 8, 2008 (File No. 1-12815))

(a) 2009 Amendment to the Chicago Bridge & Iron 2008 Long-Term Incentive Plan (incorporated by reference to Annex B to CB&I’s 2009 Definitive Proxy Statement filed with the SEC on March 25, 2009 (File No. 1-12815))

(b) 2012 Amendment to the Chicago Bridge & Iron 2008 Long-Term Incentive Plan (incorporated by reference to Annex A to CB&I’s 2012 Definitive Proxy Statement filed with the SEC on March 22, 2012 (File No. 1-12815))

(c) 2015 Amendment to the Chicago Bridge & Iron 2008 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.1 to CB&I’s Quarterly Report on Form 10-Q for the quarter ended March 30, 2015, filed with the SEC on April 24, 2015 (File No. 1-12815))

(d) 2016 Amendment to the Chicago Bridge & Iron 2008 Long-Term Incentive Plan (incorporated by reference to Annex A to CB&I’s 2016 Definitive Proxy Statement filed with the SEC on March 24, 2016 (File No. 1-12815))

Exhibit No.	Description

10.2*	The Shaw Group Inc. 2008 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.8 to The Shaw Group’s Quarterly Report on Form 10-Q for the quarter ended February 28, 2009, filed with the SEC on April 9, 2009 (File No. 1-12227))

(a) First Amendment to The Shaw Group Inc. 2008 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.1 to The Shaw Group’s Current Report on Form 8-K filed with the SEC on January 20, 2011 (File No. 1-12815))

(b) Second Amendment to The Shaw Group Inc. 2008 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.2 to The Shaw Group’s Current Report on Form 8-K filed with the SEC on January 20, 2011 (File No. 1-12227))

(c) Third Amendment to The Shaw Group Inc. 2008 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.1 to CB&I’s Quarterly Report on Form 10-Q for the quarter ended March 30, 2014, filed with the SEC on April 23, 2014 (File No. 1-12227))

(d) Fourth Amendment to The Shaw Group Inc. 2008 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.2 to CB&I’s Quarterly Report on Form 10-Q for the quarter ended March 30, 2015, filed with the SEC on April 24, 2015 (File No. 1-12815))

10.3*	The Company’s Supervisory Board of Directors Fee Payment Plan (incorporated by reference to Exhibit 10.16 to CB&I’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1998, filed with the SEC on November 12, 1998 (File No. 1-12815))

23.1*	Consent of Arias, Fabrega & Fabrega (included in Exhibit 5.1).

23.2	Consent of Deloitte & Touche LLP.

23.3	Consent of Ernst & Young LLP.

24*	Powers of Attorney (incorporated by reference herein to Exhibit 24 to McDermott International, Inc.’s Form S-4 previously filed on January 24, 2018).

*	Incorporated by reference to the filing indicated.
(P)	Paper Exhibits

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the 1933 Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the 1933 Act if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed by the registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the 1933 Act, McDermott International, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on May 10, 2018.

MCDERMOTT INTERNATIONAL, INC.

By:	/s/ DAVID DICKSON
David Dickson
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, McDermott International, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 on Form S-8 to the Registration Statement on Form S-4 and has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, state of Texas, on May 10, 2018.

Signature	Title	Date

* David Dickson	President and Chief Executive Officer and Director (Principal Executive Officer)	May 10, 2018

* Stuart Spence	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 10, 2018

* Philippe Barril	Director	May 10, 2018

* John F. Bookout, III	Director	May 10, 2018

* Erich Kaeser	Director	May 10, 2018

* Gary P. Luquette	Director, Chairman of the Board	May 10, 2018

* William H. Schumann, III	Director	May 10, 2018

* Mary L. Shafer-Malicki	Director	May 10, 2018

* David A. Trice	Director	May 10, 2018

*By:	/s/ DAVID DICKSON David Dickson (Attorney-in-Fact)